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                                                                     EXHIBIT 5.1

June 12, 2003

Emerson Radio Corp.
Nine Entin Road
Parsippany, New Jersey 07054

Dear Sirs:

         We have acted as counsel for Emerson Radio Corp., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (File No. 333-103840) (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to an aggregate of 4,817,321 shares of common stock (the "Shares"), par value $.01 per share (the "Common Stock"), of Emerson Radio Corp., a Delaware corporation, which includes 628,346 shares of Common Stock subject to an option granted to the underwriter to cover over-allotments, if any, in connection with the offering. The Shares are to be offered for sale by the selling stockholder pursuant to the Registration Statement.

         We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that the Shares have been validly issued and are fully paid and non-assessable.

         This opinion is limited to the provisions of the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                     Very truly yours,

                                                     LOWENSTEIN SANDLER PC